Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2018 Financial Results

Net Income of $374 million, $0.88 EPS, $0.91 Adjusted EPS1

Third Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$465 million	11.4%	$31.41/share

CORE PRE-TAX INCOME[1] $481 million	CORE ROTCE[1] 13.7%	ADJUSTED TANGIBLE BOOK VALUE[1] $28.60/share

QUARTERLY HIGHLIGHTS

•  EPS: $0.88; Adjusted EPS[1]: $0.91, up 41% YoY

•  Net financing revenue of $1,107 million, up 2% YoY

•  Retail auto portfolio yield up 38 bps YoY and commercial auto portfolio yield up 74 bps YoY

•  Retail auto net charge-off rate of 1.32%, down 13 bps YoY

•  Consolidated net charge-off rate of 0.75%, down 10 bps YoY

•  Provision for loan losses of $233 million, down $81 million YoY

•  Total deposits of $101.4 billion, up $11.3 billion YoY

•  Retail deposits of $84.6 billion, up $2.9 billion QoQ, and up 13% YoY

•  Efficiency Ratio of 53.6%; Adjusted Efficiency Ratio[1] of 46.0%, down 1.7% QoQ

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the third quarter, Ally posted the highest total net revenue, Adj. EPS[1] and Core ROTCE[1] since becoming a public company while continuing to see robust growth from our deposit business.”

“We eclipsed $100 billion of total deposits during the quarter, an exceptional achievement for our company and a testament to the strength of the franchise and the brand we’ve built. Ally was the original disruptor in digital banking and I’m extremely proud of our leading market position, which has resulted in retail deposits increasing by more than ten-fold since becoming a bank holding company, growing from $7 billion as of the end of 2008 to nearly $85 billion as of 3Q 18.”

“Within our auto business, we were successful placing yield into the market during the quarter, with retail auto and commercial auto portfolio yields up 38 and 74 basis points year-over-year, respectively, while seeing strong credit performance across the portfolio.”

“Our results this quarter demonstrate strong execution along our strategic and financial path as we continue to grow and diversify our business to drive improved shareholder returns.”

Notable Items

•  Added 57 thousand retail deposit customers in 3Q 18, the highest 3Q customer growth since inception of Ally Bank, with total retail deposit customers exceeding 1.57 million

•  Retail deposits up 13% year-over-year in 3Q 18, the 35th consecutive quarter of double-digit year-over-year retail deposit percentage growth

•  Estimated retail auto originated yield[1] of 7.53% in 3Q 18, up 132 bps versus prior year period

•  Returned over $310 million in capital to shareholders in 3Q 18

○  Repurchased $250 million in common stock and paid a $0.15 per share common dividend

○  Outstanding common share count has declined 13.9% from inception of share repurchase program in 3Q 16 through 3Q 18

•  Retail auto net charge-off rate of 1.32%, down 13 bps YoY

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Third Quarter Results

Net income attributable to common shareholders was $374 million in the quarter, compared to net income attributable to common shareholders of $282 million in the third quarter of 2017, driven by higher net financing revenue, higher other revenue, lower provision for loan losses and a lower effective tax rate, partially offset by higher noninterest expense.

Net financing revenue improved to $1,107 million, up $26 million from a year ago, driven by asset and deposit growth and liability mix shift. Net financing revenue was $13 million higher quarter-over-quarter largely due to higher retail and commercial auto yields.

NIM of 2.67%, including Core OIDA of 5 bps, decreased 7 bps year-over-year. Excluding Core OIDA, NIM was 2.72%, down 6 bps year-over-year, primarily due to lower lease portfolio yield and higher funding costs.

Other revenue increased $17 million year-over-year, largely due to a gain on sale related to a loan sale in the auto business and strong loan syndication and fee income from the Corporate Finance business.

Provision for loan losses declined $81 million year-over-year to $233 million primarily as a result of hurricane-related reserve build in the prior year period as well as a 13 bps year-over-year decline in the retail auto net charge-off rate.

Noninterest expense increased $54 million year-over-year, driven primarily by costs associated with the continued growth of our consumer and commercial product suite, including digital and technological capabilities, as well as moderately higher losses in the insurance business.

Third Quarter Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	3Q 18	2Q 18	3Q 17	2Q 18	3Q 17

Net Financing Revenue (excluding Core OID)[1]	$1,129	$1,115	$1,099	$14	$30

Core OID	(22)	(21)	(18)	(1)	(4)

(a) Net Financing Revenue (as reported)	1,107	1,094	1,081	13	26

Total Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	392	356	381	36	11

Change in Fair Value of Equity Securities[2]	6	8	-	(2)	6

(b) Other Revenue (as reported)	398	364	381	34	17

(c) Provision for Loan Losses	233	158	314	75	(81)

(d) Noninterest Expense	807	839	753	(32)	54

Pre-tax Income from Continuing Operations (a+b-c-d)	$465	$461	$395	$4	$70

Income Tax Expense	91	113	115	(22)	(24)

Income from Discontinued Operations, Net of Tax	-	1	2	(1)	(2)

Net Income	$374	$349	$282	$25	$92

	3Q 18	2Q 18	3Q 17	2Q 18	3Q 17

GAAP EPS (diluted)	$0.88	$0.81	$0.63	$0.07	$0.26

Discontinued Operations, Net of Tax	-	(0.00)	(0.00)	0.00	0.00

Core OID, Net of Tax	0.04	0.04	0.03	0.00	0.01

Change in Fair Value of Equity Securities, Net of Tax	(0.01)	(0.01)	-	0.00	(0.01)

Adjusted EPS[3]	$0.91	$0.83	$0.65	$0.08	$0.26

Return on Equity	11.4%	10.6%	8.3%

Core ROTCE[3]	13.7%	12.8%	10.3%

Adjusted Efficiency Ratio[3]	46.0%	47.7%	44.9%

Effective Tax Rate	19.6%	24.5%	29.1%

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, effective 1/1/18, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

A Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	3Q 18	2Q 18	3Q 17	2Q 18	3Q 17

Automotive Finance	$383	$382	$300	$1	$83

Insurance	55	11	69	44	(14)

Dealer Financial Services	$438	$393	$369	$45	$69

Corporate Finance	36	58	22	(22)	14

Mortgage Finance	8	14	2	(6)	6

Corporate and Other	(17)	(4)	2	(13)	(19)

Pre-Tax Income from Continuing Operations	$465	$461	$395	$4	$70

Core OID[1]	22	21	18	1	4

Change in Fair Value of Equity Securities[2]	(6)	(8)	-	2	(6)

Core Pre-tax Income[3]	$481	$474	$413	$7	$67

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016- 01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $383 million was $83 million higher year-over-year. Results reflect lower provision for loan losses and higher net financing revenue, partially offset by slightly higher noninterest expense and lower other revenue.

Net financing revenue was $6 million higher year-over-year as higher retail and commercial auto yields and higher retail auto balances more than offset declines in lease portfolio balance, yield and gains. Retail auto portfolio yield increased 38 bps year-over-year to 6.20% while commercial auto portfolio yield increased 74 bps year-over-year to 4.40%.

Provision for loan losses was $83 million lower year-over-year, driven by lower hurricane-related reserve build, as well as a lower retail auto net charge-offs. The retail auto net charge-off rate declined 13 bps year-over-year to 1.32%.

Consumer auto originations were flat year-over-year at $8.1 billion, which included $4.3 billion of used retail volume, $2.9 billion of new retail volume, and $1.0 billion of leases.

End of period auto earning assets increased $2.5 billion year-over-year to $114.5 billion as growth in the retail auto portfolio more than offset declines in operating lease assets. End of period commercial earning assets of $35.9 billion were $0.1 billion lower year-over-year.

Insurance

Pre-tax income, excluding the impact of the implementation of ASU 2016-01B, was $48 million in the quarter, down $21 million versus the prior year, as higher earned premiums were more than offset by lower investment income and modestly higher losses across vehicle service contracts, GAP and vehicle inventory insurance products.

Earned premiums were up $7 million year-over-year, primarily due to higher vehicle inventory insurance rates.

Written premiums were up $51 million year-over-year at $323 million, due to growth in vehicle service contract volume and higher vehicle inventory insurance rates.

Total investment income was down $5 million year-over-year at $29 million, excluding an $7 million increase in the fair value of equity securities during the quarter related to the implementation of ASU 2016-01B.

B Effective 1/1/18, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

Corporate Finance

Pre-tax income was $36 million in the quarter, compared to $22 million in the prior year period, driven by higher net financing revenue as well as higher loan syndication and fee income, partially offset by higher provision for loan losses.

Net financing revenue increased $11 million year-over-year to $50 million, driven by strong loan growth. The HFI portfolio increased 18% year-over-year from $3.7 billion to $4.4 billion.

Provision for loan losses was up $5 million year-over-year primarily due to higher specific loan reserves.

Mortgage Finance

Pre-tax income was $8 million in the quarter, compared to $2 million in the prior year period. Net financing revenue was up $12 million year-over-year to $44 million, with total assets up $5.1 billion in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $8 million year-over-year primarily due to the continued build out of the direct-to-consumer mortgage product and asset growth.

Provision for loan losses was $2 million lower year-over-year driven by hurricane-related reserve build in the prior year period.

Liquidity, Capital & Deposits

Capital

Ally paid a $0.15 per share quarterly common dividend and completed $250 million of share repurchases in the third quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors approved a $0.15 per share common dividend for the fourth quarter of 2018.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioC increased from 9.3% to 9.4% quarter-over-quarter, primarily due to strong earnings and continued deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $3.8 billion at quarter-end compared to $3.9 billion at the end of the second quarter. Ally had $0.8 billion of institutional unsecured debt maturities in the quarter.

U.S. auto term securitizations totaled $0.8 billion in the quarter.

At quarter-end, 87% of Ally’s total assets were funded at Ally Bank, up from 79% a year ago.

Deposits represented 65% of Ally’s funding portfolio at quarter-end, excluding Core OID balance, improving from 61% a year ago.

Deposits

Retail deposits were up $9.7 billion year-over-year to $84.6 billion, with total deposits of $101.4 billion at quarter-end, up $11.3 billion year-over-year.

The average retail portfolio deposit rate was 1.78% for the quarter, up 55 bps year-over-year and up 20 bps quarter-over-quarter. Ally’s cumulative retail portfolio deposit beta from the third quarter of 2015 through the third quarter of 2018 was 32%.

Ally’s retail deposit customer base grew 14% year-over-year, totaling 1.57 million customers at quarter-end, while adding 57 thousand customers during the quarter. Average customer balance ended the quarter at $53.7 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 58% of new customers in the third quarter.

C Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.4%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, and (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, and fair value adjustments (net of tax) related to ASU 2016-01, effective 1/1/2018, which requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. The revenue and expense activity associated with Ally Invest is included within the Corporate and Other segment.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 18	2Q 18	3Q 17

GAAP Net Income Attributable to Common Shareholders		$374	$349	$282

Discontinued Operations, Net of Tax		-	(1)	(2)

Core OID		22	21	18

Change in Fair Value of Equity Securities		(6)	(8)	-

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)		(3)	(3)	(6)

Core Net Income Attributable to Common Shareholders	[a]	$386	$358	$292

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	424,784	432,554	451,078

Adjusted EPS	[a] ÷ [b]	$0.91	$0.83	$0.65

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 18	2Q 18	3Q 17

GAAP Net Income Attributable to Common Shareholders		$374	$349	$282

Discontinued Operations, Net of Tax		-	(1)	(2)

Core OID		22	21	18

Change in Fair Value of Equity Securities		(6)	(8)	-

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)		(3)	(3)	(6)

Core Net Income Attributable to Common Shareholders	[a]	$386	$358	$292

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.1	$13.1	$13.5

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.3)

Tangible Common Equity		$12.8	$12.8	$13.2

Core OID Balance		(1.1)	(1.1)	(1.2)

Net Deferred Tax Asset (DTA)		(0.4)	(0.5)	(0.7)

Normalized Common Equity	[b]	$11.2	$11.2	$11.3

Core Return on Tangible Common Equity	[a] ÷ [b]	13.7%	12.8%	10.3%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		3Q 18	2Q 18	3Q 17

GAAP Common Shareholder’s Equity		$13.1	$13.1	$13.6

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		12.8	12.8	13.3

Tax-effected Core OID Balance (21% starting in 4Q17, 35% prior)		(0.9)	(0.9)	(0.8)

Adjusted Tangible Book Value	[a]	$11.9	$12.0	$12.5

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	416,591	425,752	443,796

Metric

GAAP Common Shareholder’s Equity per Share		$31.4	$30.9	$30.6

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.7)	(0.6)

Tangible Common Equity per Share		$30.7	$30.2	$29.9

Tax-effected Core OID Balance per Share (21% starting in 4Q17, 35% prior)		(2.1)	(2.1)	(1.8)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$28.6	$28.1	$28.2

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		3Q 18	2Q 18	3Q 17

Common Equity Tier 1 Capital (Transition)		$13.4	$13.3	$13.2

DTAs Arising from NOL and Tax Credit Carryforwards Phased-in During Transition		-	-	(0.1)

Intangibles Phased-in During Transition		-	-	(0.0)

Common Equity Tier 1 Capital (Fully Phased-in)	[a]	$13.4	$13.3	$13.1

Denominator

Risk-weighted Assets (Transition)		$142.2	$141.6	$135.6

DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.3	0.3	0.4

Intangibles Phased-in During Transition		-	-	(0.0)

Risk-weighted Assets (Fully Phased-in)	[b]	$142.5	$141.9	$136.0

Metric

Common Equity Tier 1 (Transition)		9.4%	9.4%	9.7%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.4%	9.3%	9.6%

Original Issue Discount Amortization Expense ($ millions)	3Q 18	2Q 18	3Q 17

Core Original Issue Discount (Core OID) Amortization Expense (excludes accelerated OID)	$22	$21	$18

Other OID	4	4	5

GAAP Original Issue Discount Amortization Expense	$25	$25	$23

Outstanding Original Issue Discount Balance ($ millions)	3Q 18	2Q 18	3Q 17

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(1,115)	$(1,137)	$(1,197)

Other Outstanding OID Balance	(46)	(49)	(62)

GAAP Outstanding Original Issue Discount Balance	$(1,161)	$(1,187)	$(1,259)

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 18	2Q 18	3Q 17

GAAP Noninterest Expense		$807	$839	$753

Rep and Warrant Expense		(0)	2	0

Insurance Expense		(241)	(268)	(218)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$566	$573	$535

Denominator ($ millions)

Total Net Revenue		$1,505	$1,458	$1,462

Core OID		22	21	18

Insurance Revenue		(296)	(279)	(287)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,231	$1,200	$1,193

Adjusted Efficiency Ratio	[a] ÷ [b]	46.0%	47.7%	44.9%

Additional Financial Information

For additional financial information, the third quarter 2018 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $173.1 billion as of September 30, 2018. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on “Doing it Right” and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally’s award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve approximately 18,000 dealer customers and millions of auto consumers. Ally’s robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Daniel Eller	Brenda Rios
Ally Investor Relations	Ally Communications (Media)
704-444-5216	313-656-6809
daniel.eller@ally.com	brenda.rios@ally.com